                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the inclusion in this registration statement on Form SB-2 of our report dated March 7, 1997, except for Notes 1, 7, 11 and 16, for which the date is August 8, 1997, which report includes an explanatory paragraph relating to the removal of a going concern explanatory paragraph included in a previously issued report, on our audit of the financial statements of Celerity Systems, Inc. as of December 31, 1996 and for each of the two years in the period ended December 31, 1996. We also consent to the references of our firm under the captions "Experts", "Summary Financial Data" and "Selected Financial Data".

                                          COOPERS & LYBRAND L.L.P.

Knoxville, Tennessee
August 13, 1997